Contact:

Mark Land – Director of Public Relations

(317) 610-2456

mark.d.land@cummins.com

For Immediate Release

February 25, 2009

Cummins revises 2008 operating results to reflect increased warranty liability

--- Company reaffirms sales and earnings guidance for 2009 --

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) announced today that it has revised its fourth quarter and full year 2008 operating results to reflect a higher warranty liability than previously reported.

As a result of the change, the Company’s Earnings Before Interest and Taxes (EBIT) for the fourth quarter decreased by $73 million, while net income was reduced by $46 million, or 23 cents a share. The change in earnings reflects an $82 million increase in warranty liability, offset by a $9 million reduction in variable and incentive compensation as a result of this change.

The Company’s revised fourth quarter EBIT was $56 million and net income was $43 million, or 22 cents a share. For the full year, the Company’s revised EBIT was $1.22 billion and net income was $755 million, or $3.84 a share. The earnings revisions affect the fourth quarter results of the Company’s Engine and Component segments.

The warranty liability was revised to reflect a change in estimate in the warranty costs primarily for mid-range engine products launched in 2007. In late February, our analysis of recent warranty payments indicated that a revision to our initial warranty liability estimate is appropriate.

The Company is aggressively addressing the product issues and has made modifications that have reduced the failure rate of these products. The increase in the warranty liability reflects higher than expected costs associated with these repairs.

The Company also reaffirmed the financial guidance it gave earlier this month, with sales in 2009 expected to be approximately 20 percent lower than 2008. EBIT margin is expected to be 6.5 percent of sales, excluding restructuring costs associated with job actions announced in the first quarter of 2009.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $755 million on sales of $14.3 billion in 2008. Press releases can be found on the Web at www.cummins.com.

Presentation of Non-GAAP Financial Information

EBIT is a non-GAAP measure used in this release.  EBIT is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Forward-looking disclosure statement

Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.